Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 19, 2026 by and between Domino’s Pizza, Inc., a Delaware corporation (the “Company”), and Joseph H. Jordan (the “Executive”), and is effective as of 12:00 a.m. ET on October 1, 2026 (the “Effective Date”).

WHEREAS, the Executive possesses certain experience and expertise that qualifies him to provide the direction and leadership required by the Company; and

WHEREAS, the Company desires to employ the Executive as Chief Executive Officer of the Company and the Executive wishes to accept such employment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1. Position and Duties.

(a) Effective as of the Effective Date, the Executive will be employed by the Company, on a full-time basis, as its Chief Executive Officer (“CEO”). In such capacity, the Executive shall be responsible for the Company’s operations and financial performance and the coordination of the Company’s strategic direction. In addition, for as long as the Executive is employed by the Company as its CEO, the Executive shall be nominated to serve as a member of the Company’s Board of Directors (the “Board”) and, if so elected by the Company’s shareholders, shall serve as a member of the Board without further compensation. In addition, the Executive will serve from time to time if requested as a director or officer of one or more of the Company’s Affiliates, without further compensation.

(b) The Executive shall be subject to the direction of the Board and shall have such other powers, duties and responsibilities consistent with the Executive’s position as CEO as may from time to time be prescribed by the Board. The Executive agrees to perform the duties of his position and such other duties as so prescribed by the Board from time to time. The Executive also agrees that, while employed by the Company, he will devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of his duties and responsibilities for them.

(c) The Executive agrees that, while employed by the Company, (i) he will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time and (ii) he will not engage in any other business activity or serve in any industry, trade, professional, governmental, political, charitable or academic position, except for such directorships or other positions which he currently holds and has disclosed to the Board and except as otherwise may be approved in advance by the Board.

2. Compensation and Benefits. During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Affiliates, the Company will provide the Executive the following compensation and benefits:

(a) Base Salary. The Company will pay the Executive a base salary at the rate of Nine Hundred and Twenty-Five Thousand Dollars ($925,000) per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Board or the Compensation Committee of the Board (the “Committee”), in its or their discretion (as adjusted, from time to time, the “Base Salary”).

(b) Bonus Compensation. For each fiscal year completed during the Executive’s employment under this Agreement, the Executive will be eligible to participate in the Company’s Senior Executive Annual Incentive Plan or such other annual bonus plan maintained by the Company for its executives, as it may be amended from time to time pursuant to the terms thereof (the “Plan”) and shall be eligible for annual bonus awards thereunder (each, an “Annual Bonus”). The Executive’s target bonus will be two hundred percent

(200%) of the Base Salary, with the actual amount of any such Annual Bonus to be determined by the Board or the Committee in its respective discretion, based on the performance against goals and/or targets established by the Board. In order to receive any Annual Bonus hereunder, the Executive must be employed through the date that such Annual Bonus is paid, except as otherwise provided in Section 5(b).

(c) Equity Compensation.

(i) Annual Grants. The Executive shall be eligible for stock and other equity-based incentive compensation awards under the Company’s 2004 Equity Incentive Plan, as it may be amended or superseded from time to time (the “Stock Plan”), subject to review and approval by the Board or the Committee. In addition, the Executive shall be eligible to receive a grant of equity awards upon commencement of service as CEO, with such grant to have a target grant date value approximately equal to Three Million Dollars ($3,000,000), to be granted under the Stock Plan in the form of restricted stock units and evidenced by an award agreement approved by the Committee, to vest on an annual basis over five years from the date of grant, generally subject to continued employment, and to have such other terms and conditions to be determined by the Committee.

(ii) Change to Retirement Provisions in Existing and Future Awards. As a condition to accepting employment as CEO, the Executive has agreed to modify the terms and conditions of (i) any and all previously issued and outstanding equity awards granted to him under the Stock Plan (which include performance-based restricted stock units, restricted stock units, and non-qualified stock options (collectively, “Outstanding Awards”)) and (ii) any and all future awards granted to him under the Stock Plan, including for the avoidance of doubt any equity grant provided for in Section 2(c)(i) above, but only if such awards contain retirement vesting provisions substantially similar to those contained in award agreements for the Outstanding Awards in effect on the date hereof, by changing the age requirement for him to qualify for “retirement”, “grandfathered retirement” or “early retirement” treatment, which accelerates the service-based vesting of any unvested equity granted under the Stock Plan, from age 55 to employment with the Company through December 31, 2031 under circumstances in which the Executive terminates his employment with the Company without “Good Reason” pursuant to Section 4(d) below; provided, that: (1) the Executive will still qualify for “retirement” or “grandfathered retirement” treatment on or after attainment of age 55 if his employment with the Company (a) is terminated as a result of his death or disability pursuant to Section 4(e) below, (b) is terminated by the Company without Cause pursuant to Section 4(b) below, or (c) is terminated by the Executive for “Good Reason” pursuant to Section 4(c) below; and (2) for the avoidance of doubt, the foregoing change is only intended to limit the Executive’s right to enjoy the benefit of accelerated service-based vesting for purposes of “retirement”, “grandfathered retirement” or “early retirement” treatment as described above, and is not intended to modify in any respect or to limit in any way the Executive’s right to exercise any vested stock options in accordance with the original terms of any existing or future award agreement upon the Executive’s qualification for “retirement”, “grandfathered retirement” or “early retirement” without regard to the changes contemplated in this Section 2(c)(ii) on or after attainment of age 55. Except as otherwise provided for in this Section 2(c)(ii), the terms and conditions of all equity award agreements evidencing the Outstanding Awards under the Stock Plan shall remain unchanged and in full force and effect.

(d) Participation in Employee Benefit Plans. The Executive will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(e) Vacations. The Executive will be entitled to vacation days in accordance with the policies of the Company, as in effect from time to time. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company.

(f) Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses, including without limitation the cost of first class air travel, incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

(g) Other Benefits

(i) The Company shall provide the Executive with its standard directors and officers insurance and personal liability protection.

(ii) The Company acknowledges its obligation to furnish the Executive (which for purposes of this subsection (g)(ii) includes the Executive’s spouse, family and guests when accompanying him), with transportation during the term hereof that provides him with security to address bona fide business-oriented security concerns, and shall, at the Company’s expense, make available to the Executive, private aircraft for business and personal use at his discretion, which may be in the form of FlexJet or a similar aircraft provider; provided, that any such personal use shall be limited to forty-five (45) hours per calendar year (the “Yearly Aircraft Hours”). For personal use of private aircraft in excess of the Yearly Aircraft Hours, the Executive shall reimburse the Company for the expenses charged to the Company by the aircraft provider with respect to such personal use.

(iii) The Company shall annually pay for or reimburse the Executive for the cost of a physical examination and health evaluation performed by a licensed medical doctor, subject to such reasonable substantiation and documentation requirements as to cost as may be specified by the Company from time to time.

(iv) The Company shall pay or reimburse the Executive for his reasonable legal fees and expenses incurred in connection with the review of this Agreement and other agreements referred to herein in an aggregate amount not to exceed Ten Thousand Dollars ($10,000). Such payment or reimbursement shall occur as soon as reasonably practicable and in no event later than the last day of the calendar year following the calendar year in which such fees and expenses were incurred.

3. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of the Executive’s employment with the Company, the Executive will learn of Confidential Information, and will develop Confidential Information on behalf of the Company and its Affiliates. The Executive agrees that he will not use or disclose to any Person (except as required by applicable law or for the proper performance of his regular duties and responsibilities for the Company) any Confidential Information obtained by the Executive incident to his employment or any other association with the Company or any of its Affiliates. The Executive agrees that this restriction will continue to apply after his employment terminates, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity (or requires prior notice to the Company of the same) and (ii) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if he unlawfully accesses trade secrets by unauthorized means.

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive agrees to safeguard all Documents and to surrender to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in his possession or control. The Executive also agrees to disclose to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which the Executive has password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c) Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company or any of its Affiliates for time spent in complying with these obligations. All copyrightable works that the Executive creates during his employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(d) Restricted Activities. The Executive agrees that the following restrictions on his activities during his employment are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

(i) While the Executive is employed by the Company and during the longer of (A) the eighteen (18)-month period immediately following termination of his employment or (B) the applicable Severance Term during which the Executive is entitled to severance benefits under Section 5(b) of this Agreement (in the aggregate, the “Restricted Period”), the Executive will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, in any capacity similar or related to the capacity in which the Executive has been employed by the Company or any of its Affiliates (which includes without limitation any executive capacity), engage in or compete with, or undertake any planning to engage in or compete with, any business conducted or in active planning to be conducted by the Company or any of its Affiliates at any time during the Executive’s employment with the Company or, with respect to the portion of the Restricted Period that follows termination of the Executive’s employment, at the time of such termination, in any geographic area where the Company or any of its Affiliates conducts or is actively planning to conduct business at any time during the Executive’s employment with the Company or, with respect to the portion of the Restricted Period that follows termination of the Executive’s employment, at the time of such termination. Notwithstanding the foregoing, passive ownership of not more than five percent (5%) of any class of equity security of any publicly held corporation shall not, of itself, constitute a violation of this Section 3(d)(i).

(ii) During the Restricted Period, the Executive will not, directly or indirectly, (a) solicit or encourage any customer, franchisee, vendor, supplier or other business partner of the Company or any of its Affiliates to terminate or diminish his, her or its relationship with any of them or (b) seek to persuade any such customer, franchisee, vendor, supplier or other business partner, or any prospective customer, franchisee, vendor, supplier, or other business partner of the Company or any of its Affiliates, to conduct with anyone else any business or activity which such business partner or prospective business partner conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a business partner of the Company or any of its Affiliates at any time within the twenty-four (24)-month period immediately preceding the activity restricted by this Section 3(d)(ii) or whose business has been solicited on behalf of the Company or any of its Affiliates by any of their officers, employees or agents within such twenty-four (24)-month period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for such Person during his employment with the Company or any of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in his solicitation of such Person.

(iii) During the Restricted Period, the Executive will not, directly or indirectly, (a) hire or engage, or solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any such employee to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his, her or its relationship with any of them. For the purposes of this Section 3(d)(iii), an “employee” or an “independent contractor” of the Company or any of its Affiliates is any Person who was such at any time during the twenty-four (24)-month period immediately preceding the activity restricted by this Section 3(d)(iii).

(e) During the Restricted Period and at all times thereafter, the Executive will not disparage or criticize the Company or its Affiliates, or any of their respective businesses, management, products or services, and the Executive will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates. Notwithstanding the foregoing, nothing herein shall prevent the Executive from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements, or limit or restrict the Executive’s right to make disclosures of information as otherwise provided in the last sentence in Section 3(a).

(f) In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Executive under this Section 3. The Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further agrees that, were the Executive to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder. The Executive further agrees that the Restricted Period shall be tolled, and shall not run, during the period of any breach by the Executive of any of the covenants contained in this Section 3. The Executive and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. No claimed breach of this Agreement or other violation of law attributed to the Company or any of its Affiliates, or change in the nature or scope of the Executive’s employment or other relationship with the Company or any of its Affiliates, shall operate to excuse the Executive from the performance of his obligations under this Section 3.

4. Termination of Employment. The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4. Upon any termination of the Executive’s employment, the Executive agrees to resign from: (i) all officer positions that he holds with the Company or its Affiliates, including as CEO, and (ii) membership on the Board and from membership on any other boards of directors, boards of managers or other governing boards or bodies of the Company or its Affiliates.

(a) By the Company For Cause. The Company may terminate the Executive’s employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as determined by the Board in its reasonable judgment: (i) the Executive’s material failure to perform (other than by reason of disability), or substantial negligence in the performance of, the Executive’s duties and responsibilities to the Company or any of its Affiliates; (ii) the Executive’s material breach of this Agreement or any other agreement between the Executive and the Company or any of its Affiliates (collectively, a “Breach”), provided that the Executive fails to correct the condition(s) constituting the Breach, if correctable, within thirty (30) days following receipt of written notice from the Board of the existence of the condition(s) claimed to constitute the Breach; (iii) the Executive’s commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (iv) other conduct by the Executive that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its Affiliates.

(b) By the Company Without Cause. The Company may terminate the Executive’s employment at any time other than for Cause upon notice to the Executive.

(c) By the Executive for Good Reason. The Executive may terminate his employment for Good Reason; provided, that (i) the Executive provides written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within thirty (30) days of the initial existence of such condition, (ii) the condition remains uncured by the Company for a period of thirty (30) days following such notice and (iii) the Executive terminates his employment, if at all, not later than thirty (30) days after the expiration of such cure period. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following adverse employment actions without the Executive’s consent: (A) material diminution in the nature and scope of the Executive’s responsibilities, duties or authority; provided, however, that the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates and any diminution of the business of the Company or any of its Affiliates shall not constitute Good Reason, (B) the Company’s material reduction in the Base Salary (other than an across-the-board reduction that affects other similarly situated executives of the Company) or (C) the Company’s relocation of the Executive’s primary place of work to a location that increases the Executive’s one-way commute by more than fifty (50) miles; for the avoidance of doubt, a Covered Transaction (as defined in the Stock Plan) shall not, in and of itself, constitute an event of Good Reason under this Agreement.

(d) By the Executive Without Good Reason. The Executive may terminate his employment without Good Reason at any time upon ninety (90) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof.

(e) Death and Disability. The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for a period of ninety (90) days during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether the Executive is disabled to the extent that he is unable to perform substantially all of his duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Board’s good faith, reasonable determination of the issue shall be binding on the Executive.

5. Other Matters Related to Termination.

(a) Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company shall pay the Executive (i) the Base Salary for the final payroll period of his employment, through the date his employment terminates; and (ii) reimbursement, in accordance with Section 2(f) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the date his employment terminates; provided, that the Executive submits all expenses and supporting documentation required within sixty (60) days of the date his employment terminates; and provided, further, that such expenses are reimbursable under Company policies then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to the Executive within thirty (30) days following the date of termination or such shorter period required by law.

(b) Severance Payments.

(i) In the event of any termination of the Executive’s employment pursuant to Section 4(b) or Section 4(c) above, in each case outside of the Change in Control Period (as defined below), the Company will pay or deliver to the Executive, in addition to Final Compensation, (A) the Base Salary for a period of eighteen (18) months following the date of termination (the “Severance Term”); (B) promptly following termination and in all events within thirty (30) days thereof, any unpaid portion of any Annual Bonus for the fiscal year preceding the year in which such termination occurs that was earned but has not been paid (the “Prior Year Bonus”); (C) at the times the Company pays its executives bonuses generally, but no later than two and one half (2 1⁄2) months after the end of the fiscal year in which the Annual Bonus is earned, an amount equal to that portion of any Annual Bonus earned but unpaid during the fiscal year of such termination (pro-rated based on the number of days during the applicable fiscal year for which the Executive was employed as CEO) (the “Pro-Rata Bonus”); and (D) provided that the Executive elects continuation of health coverage pursuant to Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), an amount equal to the monthly COBRA premiums for the Severance Term; provided, however, that such payments will cease upon the Executive’s entitlement to other health insurance without charge (the payments and other benefits described in subsections (A)-(D), the “Severance Payments”). Notwithstanding the foregoing, in the event that the Company’s payment or reimbursement under this Section 5(b)(i) would subject the Executive or the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), the Executive and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A, to restructure such benefit. Notwithstanding the foregoing, in the event of any termination of the Executive’s employment pursuant to Section 4(b) or Section 4(c) above, in each case during the Change in Control Period (as defined below), the Executive will be entitled to the Severance Benefits, as modified to reflect a Severance Term of a period of twenty-four (24) months following the date of the Executive’s termination. The term “Change in Control Period” shall mean the period beginning three (3) months prior to, and continuing for twelve (12) months immediately following the consummation of a Covered Transaction (as defined in the Stock Plan).

(ii) In the event of any termination of the Executive’s employment pursuant to Section 4(e) above, the Company will pay or deliver to the Executive, in addition to Final Compensation, the Prior Year Bonus and the Pro-Rata Bonus.

(c) Conditions To And Timing Of Severance Payments. Any obligation of the Company to provide the Executive the Severance Payments is conditioned on his signing and returning, without revoking, to the Company a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided to the Executive by the Company at the time that the Executive’s employment terminates (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive’s employment terminates. Any Severance Payments to which the Executive is entitled will be payable in the form of salary continuation in accordance with the normal payroll practices of the Company. The first such payment will be made on the Company’s next regular payday following the expiration of the date that is six (6) months from the date of termination and in an amount equal to six (6) times the Executive’s monthly base compensation in effect at the date of termination, but will be retroactive to the day following such date of termination.

(d) Benefits Termination. Except as described in Section 5(b)(i)(D) and any additional right the Executive may have under COBRA or other applicable law to continue participation in the Company’s group health and dental plans at his cost, the Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of his employment, without regard to any continuation of the Base Salary or other payment to the Executive following termination of his employment, and the Executive shall not be eligible to earn vacation or other paid time off following the termination of his employment.

(e) Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under Section 3 of this Agreement. The obligation of the Company to make payments to the Executive under Section 5(b), and the Executive’s right to retain the same, are expressly conditioned upon his continued full performance of his obligations under Section 3 of this Agreement. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d) Any payment or reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(e) In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

7. Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise; provided, however, that for purposes of Section 3(d) hereof, “Affiliates” means the direct and indirect subsidiaries of the Company.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through the Executive’s breach of his obligations under this Agreement or any other agreement between the Executive and the Company or any of its Affiliates.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

8. Conflicting Agreements. The Executive hereby represents and warrants that his signing of this Agreement and the performance of his obligations under it will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of his obligations under this Agreement. The Executive agrees that the Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

9. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

10. Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

11. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Miscellaneous. This Agreement sets forth the entire agreement between the Executive and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, including without limitation, as of the Effective Date, the Amended and Restated Employment Agreement by and between the Executive and Domino’s Pizza LLC, dated as of March 2, 2022 (the “Prior Agreement”). Notwithstanding the foregoing, (i) the Prior Agreement will continue in full force and effect until the Effective Date and (ii) nothing contained in this Agreement will limit or supersede any prior effective assignment of intellectual property rights by the Executive to the Company or any of its Affiliates, under the Prior Agreement or otherwise. For the avoidance of doubt, the Executive hereby acknowledges and agrees that the termination of the Prior Agreement on the Effective Date will not constitute a termination of employment thereunder or entitle the Executive to any severance or other termination-related pay or benefits. Any amount due or payable under this Agreement may be paid by the Company or one or more of its Affiliates. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which may be executed and transmitted by DocuSign, facsimile, electronic mail, or other means of electronic transmission, each of which shall be an original, and all of which together shall constitute one and the same instrument. This is a Michigan contract and shall be governed and construed in accordance with the laws of the State of Michigan, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. The Executive agrees that any dispute shall be brought only in, and the Executive agrees to submit to the exclusive jurisdiction of, the courts of and in the state of Michigan in connection with any dispute arising out of, connected with, or relating to this Agreement or the Executive’s employment or other association with the Company or the termination of the same.

13. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when (a) delivered (i) in person, (ii) by depositing in the United States mail, postage prepaid, or (iii) by email (so long as the sender of such email receives a delivery confirmation from the recipient’s email server indicating that the recipient did receive such email) and (b) addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Board Chair, or to such other address as either party may specify by notice to the other actually received.

14. Clawback. The Executive acknowledges and agrees that he has received and understands the Company’s Policy for Recoupment of Incentive Compensation, effective as of October 2, 2023, as the same may be amended and/or superseded and in effect from time to time (the “Clawback Policy”), and that the Executive is subject to, and will comply with, the Clawback Policy during and after his employment, in accordance with its terms.

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IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

/s/ Joseph H. Jordan	By:	/s/ David A. Brandon
Name: Joseph H. Jordan		Name: David A. Brandon
Title: Executive Chairman of the Board of Directors